As filed with the Securities and Exchange Commission on May 23, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ASPEN TECHNOLOGY, INC.
(formerly Emersub CX, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	87-3100817
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

20 Crosby Drive,
Bedford, MA	01730
(Address of principal executive offices)	(zip code)

2022 Employee Stock Purchase Plan
2022 Omnibus Incentive Plan
(Full title of the plan)

Antonio J. Pietri
President and Chief Executive Officer
ASPEN TECHNOLOGY, INC.
20 Crosby Drive
Bedford, MA 01730
(781) 221-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Frederic G. Hammond
Senior Vice President and General Counsel
ASPEN TECHNOLOGY, INC.
20 Crosby Drive,
Bedford, MA 01730
(781) 221-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement, and is omitted from this registration statement, in accordance with Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement, and is omitted from this registration statement, pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Introductory Statement

The Registrant is filing this Registration Statement on Form S-8 with respect to up to 179,082 of its shares issuable in connection with the 2022 Employee Stock Purchase Plan, 4,564,508 shares issuable in connection with the 2022 Omnibus Incentive Plan and 1,917,282 shares issuable in connection with the Rollover Awards (as defined below).

On May 16, 2022, pursuant to the terms of the Transaction Agreement and Plan of Merger, dated October 10, 2021, among AspenTech Corporation (as Aspen Technology, Inc.) (“Former AspenTech”), Emerson Electric Co., Emerson Worldwide Inc., the Registrant (which was named Emersub CX, Inc. and was renamed Aspen Technology, Inc.) and Emersub CXI, Inc., as amended (the “Transaction Agreement”), the transaction contemplated by the Transaction Agreement (the “Transactions”) were consummated, including the merger of Former AspenTech with a wholly owned subsidiary of the Registrant, with Former AspenTech becoming a wholly owned subsidiary of the Registrant (the “Merger”).  As a result of the Merger, each issued and outstanding share of Former AspenTech common stock (subject to certain exceptions) converted into the right to receive both 0.42 shares of common stock of the Registrant and a per share cash consideration of $87.69.

Each unvested restricted stock unit with respect to Former AspenTech common stock (the “Former AspenTech RSU”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was cancelled and assumed by the Registrant and converted into the right to receive an award of restricted stock unit with respect to the common stock of the Registrant (the “Registrant RSU”) covering that number of shares of the common stock of the Registrant, rounded down to the nearest whole share, equal to the product of (x) the number of shares of Former AspenTech common stock underlying such Former AspenTech RSU award and (y) the Aspen Equity Award Exchange Ratio (as defined in the Transaction Agreement).

Each Former AspenTech stock option (“Former AspenTech Stock Option”) outstanding immediately prior to the Effective Time was cancelled and assumed by New AspenTech and converted into the right to receive a stock option with respect to the common stock of the Registrant (the “Registrant Stock Option”) covering that number of shares of common stock of the Registrant, rounded down to the nearest whole share, equal to the product of (i) the number of shares of Former AspenTech common stock underlying the corresponding Former AspenTech Stock Option as of immediately prior to the Effective Time multiplied by (ii) the Aspen Equity Award Exchange Ratio. The exercise price applicable to such Registrant Stock Option shall be equal to (i) the exercise price per share of Former AspenTech common stock applicable to the corresponding Former AspenTech Stock Option as of immediately prior to the Effective Time divided by (ii) the Aspen Equity Award Exchange Ratio, rounded up to the nearest whole cent.

Each converted equity award described in the preceding two paragraphs (the “Rollover Awards”) shall be subject to the same terms and conditions (including vesting and expiration schedule, as applicable) as applied to the corresponding Former AspenTech equity award as of immediately prior to the Effective Time.

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The following filings of the Registrant with the SEC are incorporated in this registration statement by reference:

•
the Registrant’s prospectus, dated April 18, 2022 (the “Prospectus”), filed with the SEC pursuant to Rule 424(b)(3) promulgated under the Securities Act in connection with the registration statement on Form S-4 initially filed on January 11, 2022, as amended (File No. 333-262106);

•	the description of the Registrant’s Common Stock, par value $0.0001 per share, included under the caption “Description of New AspenTech Capital Stock” in the Prospectus;

•	the quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 13, 2022; and

•	the current reports on Form 8-K filed with the SEC on May 4 and May 17, 2022, and any amendment or report filed updating such forms.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the SEC.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Frederic G. Hammond, Senior Vice President and General Counsel of the Registrant, has opined as to the legality of the shares of common stock being offered by this registration statement. As of May 16, 2022, Mr. Hammond owned or had the right to acquire, directly or indirectly, an aggregate of less than 0.1% of the common stock of the Registrant. Mr. Hammond is eligible to participate in the plans covered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in its Amended & Restated Certificate of Incorporation (the “Certificate of Incorporation”).

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article 8 of the Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

Article 8 of the Certificate of Incorporation further provides that a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by applicable law. This right includes the right to advancement of any expenses by the Registrant in to the extent authorized by applicable law.

Article 8 of the Certificate of Incorporation further provides that the Registrant has power to purchase and maintain insurance on behalf of any person who is or was a director or officer against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.

The Registrant currently carries liability insurance for its directors and officers. See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1*
Certificate of Incorporation, as amended, of Aspen Technology, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K, as filed with the SEC on May 17, 2022)

4.2*	Amended and Restated Bylaws of Aspen Technology, Inc. (incorporated herein by reference to Exhibit 3.3 to the Registrant’s current report on Form 8-K, as filed with the SEC on May 17, 2022)

4.3	Aspen Technology, Inc. 2022 Employee Stock Purchase Plan

4.4	Aspen Technology, Inc. 2022 Omnibus Incentive Plan

5.1	Opinion of Frederic G. Hammond, Senior Vice President, General Counsel and Secretary of Aspen Technology, Inc.

23.1	Consent of KPMG LLP (as the auditor for Aspen Technology, Inc.)

23.2	Consent of KPMG LLP (as the auditor for Emerson Industrial Software Business)

23.3	Consent of Frederic G. Hammond, Vice President and General Counsel of Aspen Technology, Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

107	Filing Fee Table

* Previously filed and incorporated in this registration statement by reference.

Item 9. Undertakings

1.	The Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S‑8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered hereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered hereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
The Registrant hereby under takes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, as of May 23, 2022.

ASPEN TECHNOLOGY, INC.

By:	/s/ Antonio J. Pietri
Antonio J. Pietri
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Antonio J. Pietri, Chantelle Breithaupt, Christopher Stagno and Frederic G. Hammond, and each or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antonio J. Pietri	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2022
Antonio J. Pietri

/s/ Chantelle Breithaupt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2022
Chantelle Breithaupt

/s/ Christopher Stagno	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 23, 2022
Christopher Stagno

/s/ Jill D. Smith	Chair of the Board of Directors	May 23, 2022
Jill D. Smith

/s/ Patrick M. Antkowiak	Director	May 23, 2022
Patrick M. Antkowiak

/s/ Thomas F. Bogan	Director	May 23, 2022
Thomas F. Bogan

/s/ Karen Golz	Director	May 23, 2022
Karen Golz

/s/ Ram R. Krishan	Director	May 23, 2022
Ram R. Krishnan

/s/ Arlen R. Shenkman	Director	May 23, 2022
Arlen R. Shenkman

/s/ Robert M. Whelan, Jr.	Director	May 23, 2022
Robert M. Whelan, Jr.